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                                                                     EXHIBIT 5.1



                                July 6, 1998


Concentric Network Corporation
105920 North Tantau Avenue
Cupertino, California  95014

     RE:  REGISTRATION STATEMENT ON FORM S-8 AND FORM S-3

Ladies and Gentlemen:

     We have acted as counsel to Concentric Network Corporation, a Delaware corporation (the "Company" or "you") and have examined the Registration Statement on Form S-8 and Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about July 6, 1998, in connection with the registration under the Securities Act of 1933, as amended of 98,713 shares of the Company's Common Stock, par value $0.001 per share (the "Shares"), of which 817 shares have been issued pursuant to a certain warrant agreement, 31,398 shares are reserved for issuance under a Stock Option Agreement and 66,498 shares are reserved for issuance under the Delta Internet Services, Inc. 1996 Stock Option Plan. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

     In our opinion, the Shares, when issued and sold in the manner referred to in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, are or will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any subsequent amendment thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ Wilson Sonsini Goodrich & Rosati